PROSPECTUS
                           GRAND TOYS INTERNATIONAL, INC.
                           183,486 Shares of Common Stock,
                           Par Value $ 0.001 Per Share


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY INVOLVE RISK. SEE "RISK FACTORS" ON PAGE 5.

                             --------------------------

         This Prospectus relates to the offering by the Selling Stockholders named herein (the "Selling Stockholders") of up to an aggregate of 183,486 shares of Common Stock, par value $0.001 per share, of Grand Toys International, Inc. (the "Company") covered by this Prospectus, which may be offered and sold from time to time by the Selling Stockholders. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders. The shares offered hereby were acquired by the Selling Stockholders in connection with the settlement of a legal proceeding involving the Company. See "Plan of Distribution."

         The Common Stock is quoted on the Nasdaq SmallCap Stock Market ("NASDAQ") under the symbol "GRIN." On January 9, 1997 the last sales price of the Common Stock, as reported on NASDAQ, was $1.1875.

         The Selling Stockholders may from time to time sell the shares of the Common Stock offered hereby pursuant to this Prospectus. The shares of stock offered hereby may be sold by the Selling Stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Common Stock offered hereby is not subject to any underwriting agreement. Each Selling Shareholder and any brokers or dealers through or to whom the shares of Common Stock offered hereby may be sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses which may be incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         This Prospectus also relates to such additional securities as may be issued to the Selling Stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

                                    -----------

                   The date of this Prospectus is January 13, 1996.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Grand Toys International, Inc., 1710 Route Transcanadienne, Dorval, Quebec, Canada H9P 1H7, Attention Ron Goldenberg, Executive Vice President and Chief Financial Officer (Telephone: (514) 685-2180). In order to ensure timely delivery of the documents, potential investors should allow five to eight business days for delivery. See "Incorporation of Certain Information by Reference."

                                AVAILABLE INFORMATION

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. If given or made, such representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including the reports and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Square, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates or from the Commission's Internet web site at http:\\www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

         (ii)     Current Report on Form 8-K filed January 24, 1996;

         (iii) Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1996, June 30, 1996, and March 31, 1996; and

         (iv) The description of the Company's capital stock contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description filed with the Commission pursuant to Section 13 of the Exchange Act.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Ron Goldenberg, Executive Vice President and Chief Financial Officer, at the Company's principal executive offices.

                                   THE COMPANY

         Grand Toys International, Inc. (the "Company"), through its Canadian operating subsidiary, Grand Toys Ltd. ("Grand Canada"), has been engaged in the toy business in Canada for over 35 years and currently distributes a wide variety of toys throughout Canada. Grand Canada's toy business consists of two areas of operation: (i) the importation and distribution throughout Canada, on an exclusive basis, of a wide variety of well-known toy products designed and manufactured throughout the world; and (ii) the sale of toy products featuring popular characters licensed to the Company. Through a United States subsidiary, Grand Group Inc. ("Grand US"), the Company had commenced sales of a proprietary line of toy products in the United States and abroad in the first quarter of 1994. Due to continued operating losses and a lack of sufficient capital, Grand US ceased operations in September 1995. On January 4, 1996 an order for relief under Chapter 7 of the United States Bankruptcy Code was entered against Grand US. A trustee was appointed at that time to supervise the liquidation of Grand US's remaining assets.

         On October 24, 1996, the Company announced that it had entered into a distribution agreement with Pyramid Handbags Inc. ("Pyramid"). Under the terms of the agreement, Grand Canada will distribute Pyramid's product line, which includes backpacks, handbags, duffels, belt bags, small leather goods, umbrellas and rainwear throughout Canada on an exclusive basis. The Company has established a new subsidiary, Grand Concepts, Inc. ("Grand Concepts"), to market this new product line, and similar products. Grand Concepts also secured the rights to use the Star Wars(R) license on the new product line.

         Grand Canada is the wholly-owned subsidiary of Grand Toys (U.S.) Ltd., which itself is a subsidiary of the Company. Grand Canada imports for distribution in Canada select toys from toy manufacturers who design, develop and manufacture such toys. These toys are generally the same products that such manufacturers market and sell in other countries. In determining which toys to import, Grand Canada examines such factors as consumer acceptance of the particular toys in other countries, Canadian consumer tastes based on similar toys distributed previously in Canada and the potential demand for such toys by Grand Canada's customers, which is partly determined in advance by exhibiting products to its customers prior to ordering the product from the toy manufacturer.

         Grand Canada's product line includes products featuring well-known character properties created by others. In order to obtain the right to manufacture and sell toy products featuring such character properties, Grand Canada enters into license agreements with the owners of such properties. Under the terms of the character property license agreements, Grand Canada pays royalties to licensers that generally range from 5% to 12% of sales of the toys utilizing such character properties. Generally, Grand Canada's character property license agreements provide it with the exclusive right to sell only specific products featuring the particular character property and limit the territory in which such products may be sold in Canada. Typically, each such license agreement extends for one to three years and may be renewed upon payment of certain minimum guarantees or the attainment of specified sales levels during the term of the license.

         Grand Canada has written license and distribution arrangements with two of the approximately fifteen toy manufacturers from whom it imports toys for distribution in Canada. Grand Canada selects products from a master product list provided to it by the manufacturer. The purchase price, depending on the arrangement with the supplier, consists of a fixed payment for each toy, a royalty fee based on gross sales of the products by Grand Canada in Canada or a combination of the two. Pursuant to these agreements, Grand Canada obtains the exclusive right to import and distribute throughout Canada the toy products selected by it. Where agreements have been entered into, they generally extend for one to five years and are generally exclusive for a specified product or product line. Generally, under such agreements and arrangements, Grand Canada is responsible for arranging and paying for shipping and other related costs and expenses. Delivery of products generally takes approximately one to five weeks.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. All of the proceeds from the sale of the shares of the Company's Common Stock offered hereby will be received by the Selling Stockholders. The Company will pay all of the expenses of the offering.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE FOLLOWING FACTORS CONCERNING THE BUSINESS OF THE COMPANY AND THIS OFFERING.

         In addition to reviewing the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

         History of Losses. Although for the nine months ended September 30, 1996, the Company had net income of $835,019, the Company incurred losses before taxes and extraordinary items for the years ended December 31, 1995, 1994, 1993 and 1992 of $2,971,804, $4,395,927, $278,611 and $17,936, respectively. There can be no assurance that the Company will be profitable in the future.

         Possible Conflicts of Interest. Certain relationships among the Company, its management and affiliates create various potential and actual conflicts of interest. Although it is the Company's policy that all material affiliated transactions and loans will be made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties and that such transactions must be approved by a majority of the directors who do not have an interest in the transaction, certain situations may arise in the future where such persons would be required to determine whether actions that could benefit or negatively impact the Company, could negatively impart or benefit the personal interests of that person.

         Dependence on Existing Management. The success of the Company is dependent on the expertise, experience and continued services of Stephen Altro, a director and the President of the Company, David Mars, a director and the Vice Chairman of the Company and Ron Goldenberg, a director and the Executive Vice President and Chief Financial Officer of the Company. Most decisions concerning the conduct of the Company's business are made or significantly influenced by such persons. The loss or interruption of the services of such persons could have a material adverse effect on the Company. The Company does not maintain "key man" insurance on the life of any such persons. The Company has entered into employment agreements, expiring on October 31, 1998, with each of Messrs. Altro, Mars and Goldenberg, which employment agreements include, among other things, provisions restricting such persons from competing with the Company during the term of their employment and for a period of two years thereafter if their employment with the Company is terminated for cause or voluntarily by such persons. In the event of the loss of any such persons, no assurances can be given that the Company will be able to obtain the services of adequate replacement personnel.

         Control by Certain Existing Shareholders. Messrs. Alto, Mars and Goldenberg, directors and executive officers of the Company, together with an executive officer of Grand Canada (together with members of their immediate families) beneficially own approximately 42.64% of the Company's currently issued and outstanding stock. In addition, the foregoing persons beneficially own options to purchase an aggregate of 3,402,554 shares of Common Stock, which options, if exercised in full, together with the shares of Common Stock currently beneficially owned, would represent approximately 60.21% of the Company's issued and outstanding capital stock. Further, of these, options to purchase 2,127,554 shares are intended to represent an aggregate of 24.16% of the issued and outstanding capital stock on a fully diluted basis and are therefore subject to increase or decrease based upon changes in the number of shares of the Company's Common Stock from time to time outstanding. These adjustment provisions would have the effect of protecting these shareholders, in part, from dilution as a result of the subsequent issuances of stock by the Company.

         By virtue of the number of shares of Common Stock and options to purchase Common Stock owned by Messrs. Altro, Mars and Goldenberg, such persons will have the ability to determine the election of all the Company's directors and control most corporate actions. Messrs. Mars, Altro and Goldenberg could therefore vote against certain corporate activities that could benefit the other shareholders of the Company, or in favor of certain actions that could benefit them but not be in the best interests of the Company's other shareholders, such as any merger or acquisition or other takeover proposition offers the Company could in the future receive from third parties.

         Shares Eligible for Future Sale; Outstanding Options and Warrants. There are currently 7,704,500 shares of Common Stock of the Company outstanding and options and warrants to acquire an additional 6,687,554 shares of Common Stock are also outstanding. The voting power of each holder of Common stock would be diluted by the issuance of these additional shares of Common Stock are also outstanding. Moreover, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the shares offered hereby, into the market or by the registration under the Securities Act for the sale of the shares underlying such options and warrants.

         Risks of Acquisitions. The Company may at times become involved in discussions with potential acquisition candidates. However, there can be no assurances that the Company will identify and/or consummate any acquisitions, or that such acquisitions, if completed, will be successful. In addition, should the Company consummate an acquisition, such acquisition could have an adverse effect on the Company's liquidity and earnings.

         New Products. As a result of changing consumer preferences, many products in the toy industry are successfully marketed for only one or two years. In the event a new product does not receive sufficient market acceptance, the Company may be required to sell inventory, if any exists, of such products at a substantial discount. Accordingly, the success of the Company is dependent in large part on its ability to secure the rights to distribute new products and to secure new character and well-known brand name licenses for existing or new product lines. There can be no assurance, however, that any new products will be successful or meet with the same success as the Company's existing products.

         Government Regulation. The Company is subject to the provisions of various laws, certain of which have been enacted by the Federal Government of Canada and others which have been enacted by the government of the Province of Quebec and other Canadian provinces. The laws of Canada, to which the Company is subject, include the Hazardous Products Act which empowers the government to protect children from hazardous toys and other articles. Under that legislation the government has the authority to exclude from the market those articles which are found to be hazardous. The Company is also subject to the Consumer Packaging and Labeling Act enacted by the government of Canada, which legislation prohibits the importing into Canada of prepackaged items and which prohibits the sale or import or advertising in Canada of items which have misleading information on their label.

         Competition. Competition in the toy industry is intense. Many other companies involved in such businesses in Canada and the United States have greater financial resources than the Company, and larger sales forces, greater name recognition, larger facilities for product development and products that may be more competitively priced than the Company's products.

         Maintenance Criteria for NASDAQ Securities; Disclosure Relating to Low-Priced Stocks. In order to continue to be included on NASDAQ, a company currently must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus.

         On November 6, 1996, the Board of Directors of the National Association of Securities Dealers, Inc., approved proposed changes to the maintenance standards for securities listed on NASDAQ. The changes would (i) increase the required market value of public float from $200,000 to $1,000,000; (ii) require maintenance of $2 million in Net Tangible Assets (defined to mean total assets less total liabilities and goodwill) or net income of $500,000 in two of the last three years or a market capitalization of $35 million. In addition, the changes would impose corporate governance standards consisting of (i) a minimum of two independent directors; (ii) an audit committee, a majority of the members of which are independent directors; (iii) an annual shareholder meeting; and
(iv) shareholder approval for certain corporate actions. These proposed changes will become effective if, after the expiration of the thirty-day comment period, they are approved by the Commission.

         The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's Common Stock on NASDAQ. In such event, trading, if any, in the Company's Common Stock may then continue to be conducted on the electronic bulletin board operated by the National Association of Securities Dealers, Inc. or on the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the shares of the Company's Common Stock. In addition, the Company would be subject to a rule promulgated by the Commission that, if the Company fails to meet certain criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's Common Stock, which may affect the ability of purchasers of the Shares offered hereby to sell the Company's Common Stock in the secondary market.

         The Commission has also adopted rules that define a "penny stock." Although the Common Stock is currently outside the definitional scope of a penny stock under the new rules, in the event the Company's Common Stock were subsequently characterized as a penny stock, broker-dealers dealing in the Company's Common Stock will be subject to the disclosure rules for transactions involving penny stocks. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks which could reduce the liquidity of the Company's Common Stock. These new rules could then have a material adverse effect on the trading market for the Company's Common Stock.

         No Dividends. The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. In addition, the Company's current credit agreement with its bank restricts the payment of any dividends without the bank's prior consent.

                         FORWARD LOOKING STATEMENTS

         To the extent identified therein, certain of the documents incorporated herein by reference contain statements that are forward looking statements that involve risks and uncertainties. Accordingly, as described therein, no assurances can be given that the actual events and results will not be materially different from the anticipated events and results described in the forward looking statements.

                             SELLING STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by the Selling Stockholders identified below prior to this offering, the maximum number of shares of Common Stock to be sold in this offering by each of the Selling Stockholders pursuant to this Prospectus and the beneficial ownership of the Company's Common Stock by the Selling Stockholders after this offering, assuming that all shares of Common Stock offered hereby are sold.


                                             Maximum Number
                   Shares Beneficially       of Shares To Be Shares Beneficially
                   Owned Prior to Offering   Sold In This    Owned After
                                             Offering        Offering(1)
Name of Beneficial     Number  Percent                       Number  Percent
Owner
-----------------------------------------------------------------------------

Roger W. Lehmann       50,958     *          50,958            -0-       *
c/o Edison Corporate
Center
3100 Woodbridge Ave.
Suite 102
Edison, NJ 08837

Michael I. Satten      50,958     *          50,958            -0-       *
26 Cow Lane
Kings Point, NY 11024

Stephanie Janis, Inc.  50,958     *          50,958            -0-       *
64 West 15th Street
Suite 3E
New York, NY 10011

Robert S. Stoll        30,612     *          30,612            -0-       *
Stoll, Miskin, Prevido
& Hoffman
350 Fifth Avenue
6110 The Empire State
Building
New York, NY 10118
--------
* Less than 1%

(1)......Assumes  the sale of all shares of Common Stock  registered  hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares.

         The Selling Stockholders acquired the Common Stock offered hereby pursuant to a Settlement Agreement resulting from the lawsuit entitled Roger W. Lehmann and Michael I. Satten v. Stephen Altro, David Mars, Lawrence Bernstein, Grand Toys International, Inc. and Grand Toys Ltd. Messrs. Lehmann and Statten are two inventors who had royalty agreements with Grand US. One of the agreements had been personally guaranteed by Messrs. Mars, Altro and Bernstein, the former president of the Company and Grand US, and the Company. Plaintiffs had sued based upon, among other things, for breach of contract and claimed damages between $1 million and $5 million. In addition to the subject shares of Common Stock, the Selling Stockholders received a cash payment pursuant to the settlement.

         None of the Selling Stockholders nor any of their respective affiliates is an officer, director, employee or affiliate of the Company.

         The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be $5,351.97.

                                PLAN OF DISTRIBUTION

         The Company's Common Stock is quoted on NASDAQ under the symbol "GRIN." The Selling Stockholders may from time to time sell all or a portion of the shares of Common Stock offered hereby in transactions on NASDAQ, in the over-the-counter market, in privately-negotiated transactions or a combination of such methods of sale, in each case at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of Common Stock offered hereby may be sold directly or through broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Shareholders may pay brokerage commissions and charges. The methods by which the shares of Common Stock offered hereby may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The NASDAQ Stock Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

         The Common Stock offered hereby will be sold by the Selling Stockholders acting as principal for their own account, and the Company will receive no proceeds from this offering. The Selling Stockholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear the cost of preparing the Registration Statement of which this Prospectus is a part and all filing fees and legal and accounting expenses in connection with registration of the shares of Common Stock offered hereby under federal and state securities laws.

         The Selling Stockholders and any broker-dealers through or to whom the shares of Common Stock offered hereby may be sold may be deemed "underwriters" within the meaning of the Securities Act, in which event, all brokerage commissions or discounts and other compensation received by such broker-dealer may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

         There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

                                 LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon for the Company by Piper & Marbury L.L.P., 1251 Avenue of the Americas, New York, New York 10020-1104.

                                   EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this Prospectus and Registration Statement, have been audited by KPMG, independent auditors, to the extent indicated in their reports thereon also incorporated by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

==============================          ========================================


No person has been  authorized
by the  Company 183,486 Shares
to give any  information or to
make any representations other
than  those contained in  this                   183,486 Shares
this  Prospectus in connection
with  the  offer  contained in
this Prospectus, and if  given
or made, such information   or
representations  may   not  be
relied  upon  as  having  been
authorized   by  the  Company.
This   Prospectus  does    not
constitute an offer to sell or
a solicitation  of an offer to                       GRAND TOYS
buy any of the  securities  in                    INTERNATIONAL, INC.
any jurisdiction in which such
offer or  solicitation  is not                       Common Stock
authorized, or in  which   the
person   making such offer  or
solicitation is not  qualified
to do so, or to any person  to
whom it  is  unlawful  to make
such  offer  or  solicitation.
Neither the  delivery of  this
Prospectus nor any sale   made                        PROSPECTUS
hereunder  shall create    an
implication that there has been
no change in the affairs of the
Company since the date hereof.

                                                     January 13, 1997

  -----------------------------




          TABLE OF CONTENTS

                            Page
                            ----

Available Information.........2
Incorporation of Certain
   Documents by Reference.....2
The Company...................4
Use of Proceeds...............5
Risk Factors..................5
Forward Looking Statements....7
Selling Stockholders..........8
Plan of Distribution..........9
Legal Matters.................9
Experts.......................9